EMPIRE RESOURCES, INC.

Exhibit 99.1

EMPIRE RESOURCES REPORTS RESULTS FOR FIRST QUARTER OF 2016

Fort Lee, NJ, May 16, 2016 -- Empire Resources, Inc. (NASDAQ: ERS), a distributor of value added, semi-finished metal products, announced today that net sales for the first quarter of 2016 were $122.1 million, a decrease of 27.4% from the first quarter of 2015 and an increase of 25.8% from the fourth quarter of 2015. The year on year decrease in sales was driven by a decline in sales across all regions except Europe.

Gross profit for the first quarter of 2016 decreased 26.8% from the first quarter of 2015 to $5.25 million, or 4.3% of sales, compared with $7.2 million, or 4.3% of sales, in the first quarter of 2015. Gross profit in the first quarter of 2016 increased 12.9% from $4.7 million, or 4.8% of sales, in the fourth quarter of 2015.

Operating income for the first quarter of 2016 was $2.3 million, a decrease of 29.9% from the first quarter of 2015 and 200% higher than the fourth quarter of 2015.

Net interest expense for the first quarter of 2016 decreased by $0.4 million to $1.3 million from $1.7 million in first quarter of 2015, and was flat as compared to the fourth quarter of 2015.

The Company recognized a non-cash non-operating gain of $0.7 million in the first quarter of 2016 related to the change in fair market valuation of the derivative feature of its convertible subordinated note.  That compares with a non-cash non-operating gain of $1.0 million in the first quarter of 2015, and a non-cash non-operating gain of $0.6 million in the fourth quarter of 2015.

Fair value accounting requires that changes in derivative liabilities related to the Company's convertible notes be charged or credited to income during each accounting period. The changes in valuation have several drivers, including tenor and changes in the Company's stock price, with increases in the stock price increasing the value of the derivative liability, causing losses, while decreases in the stock price reduce the value of the derivative liability, producing gains. Such losses are not tax deductible, and likewise any recoveries of such losses are not taxable upon recovery.   The resultant effective tax rates were 33.4% for the first quarter of 2016, 36.3% for the first quarter of 2015.

Non-GAAP net income for the first quarter of 2016, excluding the effect of the change in fair market valuation of the derivative liability and the associated tax treatment, was $0.6 million, or $0.06 per diluted share, compared with $1.0 million, or $0.08 per diluted share in the first quarter of 2015, and $(0.5) million, or $(0.06) per diluted share, in the fourth quarter of 2015.

On a GAAP basis, the Company reported net income for the first quarter of 2016 of $1.1 million, or $0.07 per diluted share, compared with net income of $1.7 million, or $0.09 per diluted share, in the first quarter of 2015, and $0.04 million, or $0.00 per diluted share, in the fourth quarter of 2015.

The Company uses the non-GAAP measures internally, which exclude the effect of the non-cash non-operating gains and losses due to the quarterly changes in the valuation of the derivative liability, to evaluate its operating performance and believes that this is a useful measure also used by investors.

About Empire Resources, Inc.

Empire Resources, Inc. is a distributor of a wide range of semi-finished metal products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Europe, Australia, New Zealand and Latin America. The Company maintains supply contracts with mills in various parts of the world.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements presented on a GAAP basis, the Company discloses non-GAAP net income, because management uses this supplemental non-GAAP financial measure to evaluate performance period over period, to analyze the underlying trends in its business, and to establish operational goals. In addition, the Company believes investors already use this non-GAAP measure to monitor the Company's performance. Non-GAAP net income is defined by the Company as net income excluding non-cash, non-operating changes in value of derivative liability related to the conversion option on its convertible debt.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measure discussed above, however, should be considered in addition to, and not as a substitute for, or superior to net income or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of non-GAAP to GAAP net income is set forth in the table below.

The Company believes that providing this information assists investors in understanding the Company's operating performance and the methodology used by management to evaluate and measure such performance.

Forward-Looking Statements:

This press release contains "forward-looking statements." Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the loss or default of one or more suppliers; (ii) the loss or default of one or more significant customers; (iii) a default by counterparties to derivative financial instruments; (iv) changes in general, national or regional economic conditions; (v) an act of war or terrorism that disrupts international shipping; (vi) changes in laws, regulations and tariffs; (vii) the imposition of anti-dumping duties on products the Company imports; (viii) changes in the size and nature of the Company's competition; (ix) changes in interest rates, foreign currencies or spot prices of aluminum; (x) the loss of one or more key executives; (xi) increased credit risk from customers; (xii) the Company's failure to grow internally or by acquisition and (xiii) the Company's failure to improve operating margins and efficiencies. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Unaudited Consolidated Statements of Income (In thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
Net sales	$122,125	$168,253
Cost of goods sold	116,872	161,077
Gross profit	5,253	7,176
Selling, general and administrative expenses	2,954	3,898
Operating income	2,299	3,278
Interest expense, net	1,274	1,675
Income before change in value of derivative liability	1,025	1,603
Reduction in value of derivative liability	700	996
Income before income taxes	1,725	2,599
Income taxes	576	944
Net income	$1,149	$1,655
Weighted average shares outstanding:
Basic	8,510	8,807
Diluted	11,460	11,924
Earnings per share:
Basic	$0.14	$0.19
Diluted	$0.07	$0.09

Non-GAAP Consolidated Statements of Income (In thousands except per share amounts)

	Three Months Ended March 31,
	2016	2015
GAAP income before income taxes	1,725	2,599
Elimination of the change in value of derivative liability	(700)	(996)
Non-GAAP net income before taxation	1,025	1,603
Income taxes	400	625
Non-GAAP net income	$625	$978
Weighted average shares outstanding:
Basic	8,510	8,807
Diluted	11,460	11,924
Non-GAAP earnings per share:
Basic	$0.07	$0.11
Diluted	$0.06	$0.08

Consolidated Balance Sheets (In thousands except share and per share amounts)

	March 31, 2016 (unaudited)	December 31, 2015
ASSETS
Current assets:
Cash	$8,732	$7,315
Trade accounts receivable (less allowance for doubtful accounts of $1,193 and $1,190)	73,417	60,525
Inventories	139,426	157,025
Deferred tax assets	5,102	5,101
Other current assets, including derivatives	7,037	10,601
Total current assets	233,714	240,567
Property and equipment, net	7,321	7,340
Total assets	$241,035	$247,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable - banks (net of unamortized financing costs of $488 and $629)	$123,755	$138,517
Current maturities of mortgage payable	265	265
Subordinated convertible debt net of unamortized discount of $86 and $216	10,914	10,784
Trade accounts payable	40,275	35,741
Income taxes payable	2,624	2,092
Accrued expenses and derivative liabilities	8,670	6,177
Derivative liability for embedded conversion option	241	942
Dividends payable	212	213
Total current liabilities	186,956	194,731

Mortgage payable, net of current maturities	4,903	4,969
Deferred taxes payable	-	8
Total liabilities	191,859	199,708

Commitments (Note 18)

Stockholders' equity:
Common stock $0.01 par value, 20,000,000 shares authorized and 11,749,651 shares issued at March 31, 2016 and December 31, 2015	117	117
Additional paid-in capital	13,037	13,037
Retained earnings	43,686	42,749
Accumulated other comprehensive loss	(505)	(666)
Treasury stock, 3,252,191 and 3,218,691 shares at March 31, 2016 and December 31, 2015	(7,159)	(7,038)
Total stockholders' equity	49,176	48,199
Total liabilities and stockholders' equity	$241,035	$247,907

Unaudited Consolidated Statements of Cash Flows (In thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows - operating activities:
Net income	$1,149	$1,655
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Depreciation and amortization	186	162
Reduction in value of derivative liability	(700)	(996)
Amortization of convertible note discount	130	197
Imputed interest on vendor advance	-	(26)
Provision for doubtful accounts	(7)	-
Amortization of supply agreement	-	80
Deferred income taxes	(9)	9
Foreign exchange loss and other	152	460
Changes in:
Trade accounts receivable	(12,742)	(19,269)
Inventories	17,989	4,409
Other current assets	2,923	4,959
Trade accounts payable	4,588	(11,217)
Income taxes payable	529	716
Accrued expenses and derivative liabilities	3,013	804
Net cash provided by/(used in) operating activities	17,201	(18,057)
Cash flows - investing activities:
Repayment related to supply agreement	-	833
Purchases of property and equipment	(26)	(116)
Net cash (used in) /provided by investing activities	(26)	717
Cash flows - financing activities:
(Repayment of)/proceeds from notes payable – banks	(15,343)	22,163
Repayments of mortgage loan	(66)	-
Deferred financing costs	-	(13)
Dividends paid	(213)	(449)
Treasury stock purchased	(121)	(741)
Net cash (used in)/provided by financing activities	(15,743)	20,960
Net increase in cash	1,432	3,620
Effect of exchange rate	(15)	(98)
Cash at beginning of period	7,315	1,130
Cash at end of period	$8,732	$4,652
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,147	$1,310
Income taxes	$234	$614
Non cash financing activities:
Dividend declared but not yet paid	$212	$218